Exhibit 99.1

Summit Wireless Technologies Appoints Consumer Brands

Marketing Expert David M. Howitt to the Board

SAN JOSE, Calif.-- December 20, 2021 (BUSINESS WIRE)-- Summit Wireless Technologies, Inc. (Nasdaq: WISA), a leading provider of immersive, wireless sound technology for intelligent devices and next-generation entertainment systems, appointed David M. Howitt, consumer brand expert and CEO & Founder of the Meriwether Group, LLC, to its board of directors. This appointment increases the board membership count to eight.

“With over twenty years of experience providing brand, marketing, and strategic counseling to disruptive, iconic, and authentic consumer brands ranging from scale ups to Fortune 100 companies, David is a strong addition to our board,” said Brett Moyer, CEO, President, and Chairman of Summit Wireless Technologies. “His background as the VP of Licensing at adidas and advisor to iconic brands like Airstream, Dave’s Killer Bread, Handel’s Ice Cream, Stumptown Coffee, and Voodoo Donuts, will contribute significantly to building WiSA into a global brand for wireless audio for smart devices.”

Howitt stated, “Summit Wireless has the technology for the world’s next generation of spatial audio and WiSA is building the leading brand that consumers recognize for high performance spatial sound. Combined, these assets create an incredible opportunity to drive innovation and market disruption. I am looking forward to working with Brett and the board to drive innovative partnerships and key business development to disrupt the sound technology category.”

David M. Howitt

Howitt, founder and CEO of Meriwether Group and author of Heed Your Call, is an inspiring thought leader and accomplished entrepreneur. Howitt helps companies integrate their visions, growth strategies, scale brands, increase revenue and build enterprise value. For almost two decades, Meriwether has worked with disruptive brands that are changing the status quo and creating evolution or revolution in their tired and stale categories. Howitt has provided guidance to Stumptown Coffee, Dave's Killer Bread, Pendleton, adidas, Voodoo Doughnut, Salomon, Airstream, Klim, Bloch, Handel’s Ice Cream, and many others. Prior to Meriwether, he worked at adidas managing Licensing and Business Development from 2004 to 2008 and as corporate counsel from 1997 to 2001. In the decade in the interim, he served as general counsel and partner at Oregon Chai. Howitt started his career as an associate at Schwabe Williamson & Wyatt and Deputy District Attorney at Multnomah County District Attorney's Office.

Howitt also serves as Member Of The Board Of Advisors, Bloch International. He earned his bachelor's degree, political science/philosophy at Denison University and his JD, environmental and natural resources law at Lewis & Clark Law School.

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About Summit Wireless Technologies, Inc.

Summit Wireless Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung, LG Electronics, Klipsch, Bang & Olufsen, Xbox, a subsidiary of Microsoft, and others, Summit Wireless delivers seamless, dynamic audio experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. Summit Wireless is a founding member of WiSA, the Wireless Speaker and Audio Association and works in joint partnership to champion the most reliable interoperability standard across the audio industry. Summit Wireless is headquartered in San Jose, CA with sales teams in Taiwan, China, Japan, and Korea. For more information, please visit: www.summitwireless.com.

About WiSA, LLC

WiSA®, the Wireless Speaker and Audio Association, is a consumer electronics consortium dedicated to creating interoperability standard utilized by leading brands and manufacturers to deliver immersive sound via intelligent devices. WiSA Certified™ components from any member brand can be combined to dramatically increase the enjoyment of movies and video, music, sports, gaming/esports, and more. WiSA also combines robust, high definition, multi-channel, low latency surround sound with the simple setup of a soundbar. For more information about WiSA, please visit: www.wisaassociation.org.

© 2021 Summit Wireless Technologies, Inc. All rights reserved. Summit Wireless Technologies and the Summit Wireless logo are trademarks of Summit Wireless Technologies, Inc. The WiSA logo, WiSA, WiSA Ready, and WiSA Certified are trademarks, or certification marks of WiSA LLC. Third-party trade names, trademarks and product names are the intellectual property of their respective owners and product names are the intellectual property of their respective owners.

Safe Harbor Statement

This press release contains forward-looking statements, which are not historical facts, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. As a result, readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting Summit Wireless’ business including, current macroeconomic uncertainties associated with the COVID-19 pandemic, our inability to predict or measure supply chain disruptions resulting from the COVID-19 pandemic and other drivers, our ability to predict the timing of design wins entering production and the potential future revenue associated with our design wins; our rate of growth; our ability to predict customer demand for our existing and future products and to secure adequate manufacturing capacity; consumer demand conditions affecting our customer’s end markets; our ability to hire, retain and motivate employees; the effects of competition, including price competition; technological, regulatory and legal developments; developments in the economy and financial markets and other risks detailed from time to time in Summit Wireless’ filings with the Securities and Exchange Commission.

Contacts

Kirsten Chapman, LHA Investor Relations, 415.433.3777, summit@lhai.com

Sarah Cox, Dittoe PR for WiSA, 765.546.1036, sarah@dittoepr.com

Keith Washo, WiSA Association, 984.349.2727, kwasho@wisaassociation.org